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                                                                       EXHIBIT 5

                                    December 2, 1996



Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  2-549-1004

      RE: VERSA TECHNOLOGIES, INC. -- REGISTRATION OF 125,000 SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE, ON FORM S-8

Ladies and Gentlemen:

     We have acted as counsel to Versa Technologies, Inc., a Delaware corporation (the "Company"), in connection with the Company's filing of a Registration Statement on Form S-8 (the "Registration Statement") covering 125,000 shares of Common Stock, $.01 par value per share (and the Preferred Stock Purchase Rights attached thereto) (the "Shares"), to be issued pursuant to the Versa Technologies, Inc. 1996 Employee Stock Purchase and Payroll Savings Plan.

     In this connection, we have made such investigation and have examined such documents as we have deemed necessary in order to enable us to render the opinion herein.

     Based upon the foregoing, it is our opinion that the 125,000 Shares, upon issuance in accordance with the terms of the Plan and as contemplated in the Registration Statement and the Prospectus relating thereto, will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                           Very truly yours,

                                           SCHIFF HARDIN & WAITE



                                           By: /s/  Linda Jeffries Wight
                                               -------------------------------
                                                    Linda Jeffries Wight